Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and among

THE HUNTINGTON NATIONAL BANK

(as Lender)

and

OURPET’S COMPANY,

SMP COMPANY, INCORPORATED,

VIRTU COMPANY

and

OURPET’S DISC, INC.

(jointly and severally as Borrower)

November 30, 2017

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into in Fairport Harbor, Ohio and dated effective as of November 30, 2017 (the “Effective Date”), by and among OurPet’s Company, a Colorado corporation (“OurPet’s”), SMP Company, Incorporated, an Ohio corporation (“SMP”), Virtu Company, an Ohio corporation (“Virtu”), and OurPet’s DISC, Inc., an Ohio corporation (“DISC”; OurPet’s, SMP, Virtu and DISC are jointly and severally herein referred to as “Borrower”), each having a principal place of business located at 1300 East Street, Fairport Harbor, Ohio 44077, and The Huntington National Bank, a national banking association having an office located at 200 Public Square, Suite 600, Cleveland, Ohio 44114 (including as successor-in-interest by merger to FirstMerit Bank, N.A., “Lender”).

WITNESSETH:

WHEREAS, on or about August 24, 2015, OurPet’s, Virtu and SMP jointly and severally received commercial loans and other financial accommodations from Lender, including but not limited to (a) a revolving line of credit facility (the “Revolving Loan”) evidenced by a promissory note in the principal amount of $5,000,000.00 (collectively as renewed and replaced from time to time, and including as such promissory note is being amended and restated on even date herewith in connection with this Agreement, the “Revolving Note”), and (a) a term loan facility (“Term Loan One”) evidenced by a promissory note in the principal amount of $1,000,000.00 (“Term Note One”);

WHEREAS, in connection with the Revolving Loan, OurPet’s, Virtu and SMP jointly and severally executed and delivered to Lender a certain Business Loan Agreement (Asset Based) dated August 24, 2015 (the “2015 Loan Agreement”) which set forth the terms and conditions pursuant to which the commercial loans referenced in the preceding recital were made;

WHEREAS, Borrower and Lender desire (a) to contract for the establishment of a term loan facility in the principal amount of $1,000,000.00 (“Term Loan Two”), to be evidenced by a term note dated of even date herewith in the principal amount of $1,000,000.00 (“Term Note Two”), and (b) to modify the Revolving Loan in order to (i) increase the principal amount available thereunder to $6,000,000.00, subject to the Borrowing Base, (ii) extend the maturity date thereof to October 31, 2020, (c) have the interest rate charged on the Revolving Loan be based on a performance pricing grid, and (d) modify the financial covenants governing the hereinafter defined Loans;

WHEREAS, the Revolving Loan, Term Loan One and Term Loan Two are each a “Loan” and collectively the “Loans” and the Revolving Note, Term Note One and Term Note Two are each a “Note” and collectively the “Notes”;· and

WHEREAS, Borrower and Lender are entering into this Agreement to set forth the terms and conditions pursuant to which the Loans are being made and to state the rights of Lender and the duties and obligations of Borrower in relation thereto.

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NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, in order to induce Lender to provide the Loans to Borrower hereunder, it is agreed that this Agreement hereby reads as follows:

SECTION 1. LOAN TERMS.

1.1	The Loans.

(a)	Revolving Loan. Subject to the terms and conditions of this Agreement, Lender will make the Revolving Loan to Borrower in such amount or amounts as Borrower may from time to time request at any time prior to October 31, 2020 (unless due earlier by reason of acceleration or otherwise), but with advances not exceeding in aggregate principal amount at any time outstanding hereunder the lesser of: (a) $6,000,000.00, or (b) the Borrowing Base, all as determined in Lender’s sole discretion. The Revolving Loan shall hereinafter be evidenced by the Revolving Note, an amended and restated promissory note having a maximum principal amount of $6,000,000.000 and dated of even date herewith.

(b)	Term Loans. Subject to the terms and conditions of this Agreement, Lender has made or agrees to make term loans (each a “Term Loan” and collectively the “Term Loans”) to Borrower.

(i)	Term Loan One. Term Loan One is evidenced by Term Note One, a promissory note in the original principal amount of $1,000,000.00, dated August 24, 2015. Borrower acknowledges and agrees that Term Note One remains in full force and effect and hereby reaffirms, ratifies and agrees to keep and perform the provisions, conditions, obligations and agreements contained in Term Note One as originally written. Unless due earlier by reason of acceleration or otherwise, Term Loan One will mature on September 1, 2020. Payments or prepayments of Term Loan One may not be reborrowed.

(ii)	Term Loan Two. Term Loan Two shall be evidenced by Term Note Two, a promissory note in the principal amount of $1,000,000.00 and dated of even date herewith. The principal amount of Term Loan Two shall amortize in thirty-six (36) consecutive monthly installments of principal plus interest. Unless due earlier by reason of acceleration or otherwise, Term Loan Two will mature on December 1, 2020. Payments of prepayments of Term Loan Two may not be reborrowed.

(c)	Joinder. By its execution of this Agreement and those Notes being executed and delivered in connection herewith, DISC unconditionally and irrevocably acknowledges and agrees that it (i) is included in the defined term “Borrower” and is directly liable to Lender for repayment in full of the Loans, and (ii) shall keep and perform the provisions, conditions, obligations and agreements contained any and all Loan Documents executed and delivered to Lender in connection with the Loans, including any Loan Documents executed prior to the date of this Agreement.

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(d)	Multiple Borrowers. This Agreement and those Notes being executed and delivered in connection herewith has been executed by multiple obligors who are referred to in this Agreement individually, collectively and interchangeably as “Borrower”. Unless specifically stated to the contrary, the word “Borrower” as used in this Agreement, including without limitation all representations, warranties and covenants, shall include all Borrowers. All obligations of Borrower under this Agreement shall be joint and several, and all references to Borrower shall mean each and every Borrower. Each Borrower signing this Agreement below is responsible for all obligations in this Agreement.

1.2	Purpose. Borrower shall use the proceeds of advances received under the Revolving Loan is to provide for Borrower’s working capital needs. Borrower shall apply the proceeds of the advance received under Term Loan Two to fund initial premiums to a captive insurance company (Series OP) and to finance capital expenditures.

1.3	Maturity. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the last maturity date set forth in the Notes, as may be amended from time to time; provided, however, this Agreement and all Loan Documents shall remain in full force and effect until such time as all of Borrower’s Obligations have been fully and completely satisfied, including without limitation, principal, interest, costs, expenses, attorneys’ fees, and other charges; or until such time as the parties may agree in writing to terminate this Agreement. Notwithstanding any term, provision, condition or covenant contained herein, while any Event of Default exists, Lender shall not be required to make, and Borrower shall not be entitled to receive, any Advance under the Revolving Note.

1.4	Cross-Default and Cross-Collateralization. Any default under any agreement with Lender shall constitute an Event of Default hereunder. Likewise, any Event of Default hereunder shall constitute an Event of Default or default, however defined, under any other loan or financing arrangement or agreement Borrower may have with Lender (the “Other Agreements”). Any and all other collateral and security interests granted or pledged as security to Lender in the Other Agreements shall constitute Collateral and security interests securing all the Notes and Obligations under the Loan Documents, and the Collateral for the Loan Documents shall serve as collateral for the Other Agreements, it being the intention of all parties that the Obligations (which term includes the Loans) and the Other Agreements are cross-collateralized. For purposes of this paragraph and the Events of Default, “Lender” shall include any affiliate or subsidiary of The Huntington National Bank, including any predecessor-in-interest by merger.

1.5	Origination Fee. No Upfront Fee.

1.6	Special Definitions.

“Advance” means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower’s behalf under the terms and conditions of this Agreement.

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“Affiliate” shall mean as to any Person, any other Person (excluding any Foreign Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person through the ability to exercise voting power, by contract or otherwise.

“Anti-Terrorism Laws” means those laws and sanctions relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et. seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et. seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

“Blocked Person” means any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (e) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is affiliated or associated with a Person listed above.

“Borrowing Base” shall mean the sum of (i) up to eighty percent (80%) of the aggregate amount of Borrower’s Eligible Accounts, plus (ii) the lesser of (A) $2,500,000.00 or (B) up to forty percent (40%) of the aggregate of Borrower’s Eligible Inventory, all as determined by Lender from time to time in Lender’s sole discretion. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to Lender.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which Lender is authorized or required to be closed; and if the applicable Business Day relates to any loan accruing interest based on the LIBO Rate, such day must also be a day for trading by and between banks in US dollar deposits in the London interbank market.

“Collateral” shall mean all of the following real and personal property owned by Borrower, whether now owned or existing, or hereafter arising or acquired or received by Borrower, wherever located:

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(a)	all Accounts; all Inventory; all Equipment and Fixtures; all General Intangibles, Payment Intangibles, and Intellectual Property; all Investment Property and Subsidiary Interests; all Deposit Accounts and any and all monies credited by or due from any financial institution or any other depository; all Goods and other personal property, including all merchandise returned or rejected by Account Debtors, relating to or securing any of the Accounts; all rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; all additional amounts due to Borrower from any Account Debtors relating to the Accounts; other property, including warranty claims, relating to any Goods; all contract rights, rights of payment earned under a contract right, Instruments (including promissory notes), Chattel Paper (including electronic chattel paper), Documents, warehouse receipts, letters of credit, and money; all Commercial Tort Claims (whether now existing or hereafter arising); all Letter-of-Credit Rights (whether or not such Letter of Credit is evidenced by a writing); all Supporting Obligations; all real and personal property of third parties in which Borrower has been granted a lien or security interest as security for the payment or enforcement of Accounts; and any other goods or personal property, if any, in which Borrower may hereafter in writing grant a security interest to Lender hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Lender and Borrower; and

(b)	Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any of the Companies or in which it has an interest), computer programs, electronic media, tapes, disks and documents relating to subsection (a) of this definition of Collateral; and

(c)	all proceeds and products of subsections (a) through(c) of this definition of Collateral in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Companies” shall mean, singularly or collectively, as the context may require, OurPet’s, SMP, Virtu and DISC, together with (a) any additional Borrower that may join this Agreement after closing, and (b) any Person that guaranties all or any portion of the Obligations pursuant to this Agreement (if any), and, in each case, their respective successors and assigns.

“Default Rate” as to any particular Note shall be the rate of interest for such Note calculated using the “Default Rate Margin” or “Interest After Default” paragraph for past due amounts as specified in such Note, and for any other amounts owing under this Agreement or any other Loan Document shall be the highest “Default Rate Margin” or “Interest After Default” interest rate set forth in a Note executed in connection with this Agreement, subject to maximum interest rate limitations under applicable law.

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“Eligible Accounts” means, at any time, all of Borrower’s Accounts which contain selling terms and conditions acceptable to Lender. The net amount of any Eligible Account against which Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by Lender in writing, Eligible Accounts do not include:

(1)	Accounts with respect to which the Account Debtor is employee or agent of Borrower.
(2)	Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with Borrower or its shareholders, officers, or directors.
(3)	Accounts with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional.
(4)	Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower.
(5)	Accounts which are subject to dispute, counterclaim, or setoff.
(6)	Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor.
(7)	Accounts with respect to which Lender, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory.
(8)	Accounts of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.
(9)	Accounts which have not been paid in full within 90 days from the invoice date. The entire balance of any Account of any single Account Debtor will be ineligible whenever the portion of the Account which has not been paid within 90 days from the invoice date is in excess of 25.000% of the total amount outstanding on the Account.
(10)	Accounts with respect to which the Account Debtor is the United States government or any department or agency of the United States, without direct assignment.
(11)	Foreign Accounts, Bonded Receivables, Warranty Receivables, Progress Billings and Retainages.
(12)	Credits over 90 days from the invoice date.

“Eligible Inventory” means, at any time, all of Borrower’s Inventory as defined below, except:

(1)	Inventory which is not owned by Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties.
(2)	Inventory which Lender, in its sole discretion, deems to be obsolete, unsalable, damaged, defective, or unfit for further processing.

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(3)	Work in progress (WIP).

“Foreign Subsidiary” means any Subsidiary that is not organized or incorporated in the United States or any state or territory thereof.

“GAAP” means Generally Accepted Accounting Principles as promulgated by the United States of America Financial Accounting Standards Board in the United States of America in effect from time to time. All accounting terms not specifically defined herein shall be defined in accordance with GAAP. All financial computations to be made under this Agreement and the Loan Documents, unless otherwise specifically provided, shall be construed in accordance with GAAP. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrrower and its Subidiaries on a consolidated basis unless the context clearly requires otherwise.

“Hedging Contract” means any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business.

“Inventory” means all of Borrower’s raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and description, and goods held for sale or lease or furnished under contracts of service in which Borrower now has or hereafter acquires any right, whether held by Borrower or others, and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing. Inventory includes inventory temporarily out of Borrower’ss custody or possession and all returns on Accounts.

“Laws” or “Applicable Laws” means all applicable statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, decisions, opinions or decrees of any applicable governmental entity or regulatory body.

“Loan Documents” means this Agreement, each Note, letter of credit, any guaranties, security agreements, collateral assignments, pledge agreements, dominion of funds/lockbox agreements, account assignments, control agreements, letter of credit application and agreement or other reimbursement agreements, any subordination agreements, intercreditor agreements and any and all other agreements, instruments and documents, including powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower or Person or delivered to Lender in connection with this Agreement, and any future amendments hereto or restatements hereof, or pursuant to the terms of any of the other Loan Documents, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any of the foregoing.

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“Material Adverse Effect” shall mean any change, event, occurrence, fact, or circumstance which has had or is reasonably expected to have a material adverse effect or change on (a) the business, operations, properties, assets, performance, profits, prospects or overall condition (financial or otherwise) of Borrower, (b) the validity or enforceability of this Agreement or any other Loan Document, or the rights and remedies of Lender hereunder or thereunder, (c) Borrower’s ability to pay any Loan to Lender in accordance with the terms thereof, (d) the value of the Collateral, or the priority of Lender’s lien on any Collateral, or (e) the ability of Borrower to perform its obligations under or remain in compliance with the Agreement and all Loan Documents.

“Obligations” means all present and future, whether payment or performance, indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Lender by Borrower, jointly or severally, arising pursuant to this Agreement, or the Loan Documents, and all interest accruing thereon and costs, expenses, prepayment fees or penalties, cancellation fees or penalties, and reasonable attorneys’ fees incurred in the enforcement or collection thereof regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, but not limited to, the indebtedness, obligations, and liabilities evidenced, secured, or arising pursuant to any of the Loan Documents, and all renewals and extensions thereof, or any part thereof, and all present and future amendments thereto. For purposes of clarification only and not in limitation, Obligations shall also include any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Lender arising under or in connection with Hedging Contracts.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental body.

“Potential Default” means any event or occurrence or failure which with the giving of notice and or the passage of time would constitute an Event of Default under any Loan Document.

“Subsidiary” means a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, are owned, directly or indirectly, by any Borrower.

“Subsidiary Interests” shall mean all of the issued and outstanding equity interests of any Subsidiary owned by any Borrower.

“UCC” shall mean the Uniform Commercial Code in effect in the State of Ohio. All capitalized terms used herein with reference to the Collateral and defined in the UCC shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

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SECTION 2. PAYMENT TERMS.

Interest shall accrue and principal plus interest shall be payable monthly as set forth in each Note, with the rate at which interest accrues under the Revolving Note and Term Note Two being based on a performance pricing grid set forth in those Notes. Prepayment including any applicable prepayment premium shall be as provided for in each applicable Note. Each Note shall have its own respective maturity date. This Agreement, all applicable Loan Documents and the security interest granted as to the Collateral herein shall remain enforceable and run for the benefit of Lender until all Obligations have been indefeasibly performed and paid in full.

SECTION 3. GRANT OF SECURITY INTEREST AND LENDER LIENS; COLLATERAL MAINTENANCE

3.1	Security Interest. To secure the full and complete payment and performance of the Obligations, Borrower hereby agrees that this Agreement creates a security agreement and Borrower hereby grants, conveys, pledges and creates to Lender liens and continuing security interests (“Lender Liens”) in, to and on all of Borrower’s right, title, and interest in and to (but none of Borrower’s obligations with respect to) the Collateral and, without limiting the definition of Collateral herein, all renewals, replacements, substitutions, additions, and proceeds thereof, each of which Lender Liens shall be first and prior liens and security interests. Lender shall and is hereby authorized to file one or more UCC financing statements, liens on certificates of title, and such other lien instruments as Lender deems appropriate, in a form satisfactory to Lender to perfect against the Collateral. Borrower shall pay the cost of filing the same in all public offices wherever filing is deemed by Lender to be necessary or desirable. At the request of Lender, Borrower will authorize and cause to be executed any and all documents which Lender shall reasonably require in order to effect any of the foregoing or other purposes set forth in the Loan Documents.

3.2	Repairs and Maintenance. Borrower agrees to keep and maintain, and to cause others to keep and maintain, the Collateral in good order, repair and condition at all times while this Agreement remains in effect. Borrower further agrees to pay when due all claims for work done on, or services rendered or material furnished in connection with the Collateral so that no lien or encumbrance may ever attach to or be filed against the Collateral. If Borrower has failed to timely pay any taxes or other amounts due in connection with the Collateral, or other amounts are needed for maintenance, repair or other protection of the Collateral, and Borrower has not paid such sums within fifteen (15) day’s notice from Lender, Lender may, but is not required to fund such sums, and any such funds expended shall bear interest at the Default Rate.

3.3	Taxes, Assessments and Liens. Borrower will pay when due all taxes, assessments and liens upon the Collateral, its use or operation, upon this Agreement, upon any note or Notes evidencing the Obligations, or upon any of the other Loan Documents. If the Collateral is subjected to a lien which is not discharged within fifteen (15) days, Borrower shall deposit with Lender cash, a sufficient corporate surety bond or other security satisfactory to Lender in an amount adequate to provide for the discharge of the lien plus any interest, costs, attorneys’ fees or other charges that could accrue as a result of foreclosure or sale of the Collateral. In any contest Borrower shall defend itself and Lender and shall satisfy any final adverse judgment before enforcement against the Collateral. Borrower shall name Lender as an additional obligee under any surety bond furnished in the contest proceedings. Borrower further agrees to furnish Lender with evidence that such taxes, assessments, and governmental and other charges have been paid in full and in a timely manner. Borrower may withhold any such payment or may elect to contest any lien if Borrower is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as Lender’s interest in the Collateral is not jeopardized in Lender’s sole opinion.

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3.4	Compliance with Governmental Requirements. Borrower shall comply promptly with all laws, ordinances, rules and regulations of all governmental authorities, now or hereafter in effect, applicable to the ownership, production, disposition, or use of the Collateral. Borrower may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Lender’s interest in the Collateral, in Lender’s sole opinion, is not jeopardized.

3.5	Hazardous Substances. Borrower represents and warrants that the Collateral never has been, and never will be so long as this Agreement remains a lien on the Collateral, used in violation of any Environmental Laws or for the generation, manufacture, storage, transportation, treatment, disposal, release or threatened release of any Hazardous Substance in violation of any Environmental Laws. The representations and warranties contained herein are based on Borrower’s due diligence in investigating the Collateral for Hazardous Substances. Borrower hereby (i) releases and waives any future claims against Lender for indemnity or contribution in the event any Borrower becomes liable for cleanup or other costs under any Environmental Laws, and (ii) agree to indemnify and hold harmless Lender against any and all claims and losses resulting from a breach of this provision of this Agreement. This obligation to indemnify shall survive the payment of the Obligations and the satisfaction of this Agreement. For purposes of this Agreement, “Environmental Law” shall mean any present or future federal, foreign, state or local law, ordinance, order, rule or regulation and all judicial, administrative and regulatory decrees, judgments and orders, pertaining to health, industrial hygiene, the use, disposal or transportation of Hazardous Substances, environmental contamination or pertaining to the protection of the environment as these laws have been or may be amended or supplemented, and any successor thereto, and any analogous foreign, state or local statutes, and the rules, regulations and orders promulgated pursuant thereto; and “Hazardous Substances” shall mean and include hazardous substances as defined by Environmental Law, oil of any kind, petroleum products and their by-products, including, but not limited to, sludge or residue; asbestos containing materials; polychlorinated biphenyls; any and all other hazardous or toxic substances; hazardous waste; medical waste; infectious waste; explosives; radioactive materials; and all other pollutants, contaminants and other substances regulated or controlled by the Environmental Laws and any other substance that requires special handling in its collection, storage, treatment or disposal under the Environmental Laws.

SECTION 4. WARRANTIES AND REPRESENTATIONS.

Borrower warrants and represents to Lender that, as of the date hereof, and each subsequent advance date:

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4.1	Organization and Authority. Borrower: (i) is duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Ohio, except OurPet’s Company is duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Colorado; (ii) has and possesses all requisite right, power and authority and all necessary licenses and permits to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, and to enter into the Loan Documents and to perform its obligations thereunder; (iii) has taken the necessary action to authorize the execution and delivery of the Loan Documents and the borrowings thereunder; (iv) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and (v) is in compliance with all material applicable federal, state and local laws, rules and regulations.

4.2	Financial Statements. Together with any and all now existing financial reporting requirements required of Borrower, jointly or severally, under any due to Lender under any now existing Loan Document, Borrower shall furnish Lender, until satisfaction in full of the Obligations and the termination of this Agreement:

(a)	Within 120 days after the end of each fiscal year of the Companies, audited financial statements of the Companies on a consolidated and consolidating basis including statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by the Companies and satisfactory to Lender. The annual report shall be accompanied by a Compliance Certificate;

(b)	Within 45 days after the end of each fiscal quarter,

(i)	an unaudited balance sheet of the Companies on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of the Companies on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter, and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the business of the Companies; and

(ii)	a compliance certificate (each a “Compliance Certificate”) signed by Borrower’s president, chief financial officer or other officer or person acceptable to Lender, setting forth results of the financial covenants required under this Agreement. The Compliance Certificate shall be accompanied by a schedule of the calculations used in determining, as of the end of such fiscal quarter, whether Borrower was in compliance with the financial covenants set forth in this Agreement, which shall be in form reasonably satisfactory to Lender. Each Compliance Certificate should also include a statement certifying that to the best of Borrower’s knowledge, (a) no Event of Default or Potential Default has occurred under this Agreement or any of the Loan Documents (or if an Event of Default or Potential Default has occurred, statements specifying in detail the nature of such Event of Default or Potential Default and the actions taken to effect a cure of such Event of Default or Potential Default; (b) Borrower has fully complied with all Laws of any and all governmental entities applying to the operation and use of Borrower and the Collateral; (c) each covenant specified in this Agreement is being performed and remains fully satisfied; and (d) the representations and warranties set forth in this Agreement and each Loan Document are true and correct as of the date of the certificate.;
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(c)	Within 20 days after the end of each fiscal month,

(i)	a report signed by Borrower’s president, chief financial officer or other officer or person acceptable to Lender setting forth the number and dollar total of all Accounts, the number and dollar total past due for not more than 30 days, the number and dollar total past due for not more than 60 days, the number and dollar total past due for not more than 90 days, and the number and dollar total past due for more than 90 days (each such report being a “Receivable Aging”);

(ii)	a report signed by Borrower’s president, chief financial officer or other officer or person acceptable to Lender setting forth the number and dollar total of all accounts payable, the number and dollar total past due for not more than 30 days, the number and dollar total past due for not more than 60 days, the number and dollar total past due for not more than 90 days, and the number and dollar total past due for more than 90 days (each such report being a “Payable Aging”);

(iii)	a summary of Inventory by location and type, in each case accompanied by such supporting detail and documentation as shall be requested by Lender in its discretion (each such summary being an “Inventory Report”);

(iv)	a borrowing base certificate (each a “Borrowing Base Certificate”) signed by Borrower’s president, chief financial officer or other officer or person acceptable to Lender demonstrating that the aggregate amount of Eligible Accounts and Eligible Inventory is sufficient in value and amount to support the Advances made under the Revolving Loan. The Borrowing Base Certificate shall be calculated as of the last day of the prior calendar month and which shall not be binding upon the Lender or restrictive of the Lender’s rights under this Agreement); and

(v)	promptly upon Lender’s request, such financial and other information as reasonably requested by Lender.
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4.3	Full Disclosure. The financial statements referred to herein do not, nor does this Agreement or any written exhibit or schedule thereto or any other written statement furnished by Borrower to Lender in connection with obtaining the Loan, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein misleading. There is no material fact known to Borrower as to Borrower’s financial condition or business operations which Borrower has not disclosed to Lender nor any fact or occurrence which has had, or may reasonably be expected to cause a Material Adverse Effect on Borrower or any Subsidiary or Affiliate of Borrower.

4.4	Borrowing is Legal and Authorized. The undersigned has been duly authorized and the execution and delivery of this Agreement, each Note, the Loan Documents and all other documents contemplated herein and executed in connection with this Agreement and will constitute legal, valid and binding obligations of Borrower enforceable in accordance with their terms, except as enforcement is subject to equitable and other limitations applied by courts, and debtor’s rights generally. The execution, delivery and performance of this Agreement, the Notes and the Loan Documents and the compliance by Borrower with all the provisions of this Agreement, the Notes and the Loan Documents applicable to Borrower: (i) are within the powers of Borrower; (ii) are legal and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any lien or encumbrance other than as created by this Agreement and the other Loan Documents executed in connection with the Loan; and (iii) do not violate, contravene, or cause a breach or a default under any applicable laws, rules or regulations, or any agreement, contract or instrument to which Borrower is a party. Borrower is not a party to any contract or agreement which restricts the right or ability of Borrower to incur the Obligations.

4.5	No Defaults. There is no current Event of Default or Potential Default to this Agreement. No event has occurred and is continuing which has had or may reasonably be expected to have a material change on the condition (financial or otherwise) of Borrower (specifically including, but not limited to a Material Adverse Effect). Borrower is not in violation in any material respect of any term of any agreement, charter instrument, articles of organization, operating agreement or other instrument to which Borrower is a party or by which Borrower may be bound.

4.6	Compliance With Law. Borrower: (a) is not in material violation of any laws, ordinances, governmental rules or regulations to which Borrower, jointly or severally, is subject; and (b) has not failed to obtain any material licenses, permits, franchises or other governmental authorizations necessary to conduct Borrower’s business.

4.7	Insolvency. Borrower is not insolvent within the meaning of that term as defined in the Federal Bankruptcy Code.

4.8	Anti-Terrorism Laws. Borrower is not in violation of any Anti-Terrorism Law or engaged in nor has it conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. No Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
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4.9	Ratification of Existing Loan Documents. Borrower hereby acknowledges and confirms the validity, priority and perfection of all security interests and other liens previously granted or created in favor of Lender, and except as expressly modified herein, all terms, provisions, conditions and agreements set forth in any existing Loan Document are hereby confirmed and ratified and shall remain in full force and effect.

SECTION 5. CONDITIONS TO ADVANCE.

The obligation of Lender to make the initial Advance under this Agreement shall be conditioned upon and subject to the satisfaction of all of the following conditions:

5.1	Compliance With This Agreement. Borrower shall have executed and delivered to Lender this Agreement and any Loan Documents required in connection herewith, including but not limited to the Revolving Note and Term Note Two. Borrower shall have performed and complied with all agreements and conditions contained in any Loan Document and contemplated herewith which are required to be performed or complied with by Borrower before or at closing. No Event of Default shall have occurred and no Potential Default shall then exist.

5.2	Representations and Warranties. The representations and warranties set forth in this Agreement, in the Loan Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct.

5.3	No Change in Financial Condition. There shall be no material change (specifically including but not limited to a Material Adverse Effect) as to the financial condition of Borrower reflected in the financial statements furnished to Lender concurrently herewith or as may be required to be furnished hereafter.

5.4	Invoices, Proof of Payment and Lien Releases. If applicable, Borrower shall have provided or caused to be provided such invoices, proof of payment or direction to pay, and lien release as Lender shall require in its sole discretion.

5.5	Appraisals and Inspections. If applicable, Borrower shall have provided or caused to be provided or Lender has obtained such inspections of the Collateral acceptable to Lender in its sole discretion, such reports and inspections at the cost of Borrower.

5.6	Authorization Documents. Borrower shall have provided, in form and substance satisfactory to Lender, all properly certified resolutions duly authorizing the execution of this Agreement and the Loan Documents being executed in connection herewith as Lender or its counsel may require.

5.7	All Other Matters. All other matters related to the Advance are reasonably satisfactory to Lender and its counsel. If requested by Lender, Borrower shall deliver to Lender evidence substantiating any of the matters contained in this Agreement which are necessary to enable Borrower to qualify for the Advance. Additionally, Lender will not be obligated to make the Advance if the making of such Advance is prohibited by Law. Lender, at its election, may make the Advance, without having received all items to be delivered, or continue to be a condition precedent thereto, but such action by Lender shall not be deemed to be a waiver of the requirement that each such item be delivered.
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SECTION 6. BORROWER’S COVENANTS.

Together with any and all now existing covenants required of Borrower, jointly or severally, under any and all now existing Loan Documents, Borrower jointly and severally agrees and covenants that on and after the date of this Agreement, so long as any of the Obligations provided for herein remains unpaid:

6.1	Sale of Assets, Accounts or Merger.

(a)	Sale of Assets. Borrower will not, except in the ordinary course of business, sell, lease, transfer or otherwise dispose of, any material part of Borrower’s assets or properties or any of its accounts or notes receivables, except for the sale of Inventory in the ordinary course of business.

(b)	Merger and Consolidation. Borrower will not, without the prior written consent of Lender (i) consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into any of them; or (ii) sell, pledge, lease, transfer, convey or otherwise dispose of all or substantially all of its assets or stock to any other person or entity in which Borrower is not the surviving entity.

6.2	Change of Control. Borrower will not allow any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest of Borrower, which results in any change in the identity of the individuals or entities previously in control of Borrower or the grant of a security interest in any ownership interest of any Person, directly or indirectly controlling Borrower, which could result in a change in the identity of the individuals or entities previously in control of Borrower. Notwithstanding the preceding sentence, it shall not be a change of control under this Section 6.2 unless Dr. Steven Tsengas or Konstantine S. Tsengas shall cease to own, free and clear of all liens or encumbrances, at least 20% of the outstanding voting ownership interest of Borrower, on a fully diluted basis. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of Borrower by contract or voting of securities.

6.3	Liens and Encumbrances. Borrower represents and warrants to Lender that Borrower holds good and marketable title to the Collateral owned by it, free and clear of all liens and encumbrances except for the lien of this Agreement and liens in favor of Lender. No financing statement covering any of the Collateral is on file in any public office other than (i) those which reflect the security interest created by this Agreement; (ii) those in favor of Lender; (iii) those to which Borrower has specifically obtained, on behalf of Lender, a release as to the Collateral (if any); or (iv) those to which Lender has specifically consented. Borrower shall defend Lender’s rights in the Collateral against the claims and demands of all other persons. Borrower will not cause or permit or agree or consent to cause or permit in the future any of the Collateral, whether now owned or hereafter acquired, to be subject to a lien or encumbrance except liens in favor of Lender. Except for trade debt incurred in the ordinary course of business and indebtedness to Lender contemplated by this Agreement, without the prior written consent of Lender, Borrower shall not create, incur, or assume indebtedness for borrowed money, including capital leases. Without the prior written consent of Lender, Borrower shall not sell, transfer, mortgage, assign, pledge, lease grant a security interest in, or encumber any of Borrower’s assets, nor sell with recourse any of Borrower’s Accounts, except to Lender.

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6.4	Change Name, Place or Nature of Business. Borrower will not, without the prior written consent of Lender, change its name or its principal place of business or locations of the Collateral as disclosed to Lender on each Advance. Borrower will not change the nature of Borrower’s current business.

6.5	Inspection and Audits. Upon Lender’s request, Lender, by or through any of its officers, agents, attorneys or accountants, shall have the right to examine, audit, make extracts, and conduct inspections, verifications (of accounts and otherwise), appraisals, and field examinations of the Collateral and Borrower’s books and records, and to make abstracts or reproductions thereof (each a “Field Exam”). Any Field Exam will be conducted at Borrower’s cost and expense, and Borrower shall promptly reimburse Lender for any fees, costs or expenses incurred by third party vendors in making such inspection or audit, and will, when billed pay such amount as established by Lender from time to time at its internal costs, or the costs of any of its affiliates, for services and expenses incurred in making any such inspection or audit.

6.6	Loans, Acquisitions and Guaranties. Without the prior written consent of Lender, Borrower shall not (a) loan, invest in or advance money or assets to any other person, enterprise or entity, (b) purchase, create or acquire any interest in any other enterprise or entity, or (c) incur any obligation as surety or guarantor, other than in the ordinary course of business.

6.7	No Change in Ownership of Borrower. Without the prior written consent of Lender, Dr. Steven Tsengas or Konstantine S. Tsengas shall not cease to own, free and clear of all liens or encumbrances, at least 20% of the outstanding voting ownership interest of Borrower, on a fully diluted basis.

6.8	No Change to Borrower’s Organizational Documents. Without Lender’s prior written consent, Borrower will not amend or modify its Articles of Incorportion, Code of Regulations, by-laws or other similar ownership organizational document.

6.9	Financial Covenants. The Companies shall, until satisfaction in full of the Obligations and termination of this Agreement:

(a)	Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00, calculated quarterly as of the last day of each fiscal quarter for the twelve (12) month period ending on such date, commencing as of December 31, 2017.

As used herein, “Fixed Charge Coverage Ratio” shall mean the ratio of (a) Available Cash Flow to (b) Fixed Charges, all as determined for any fiscal period for the immediately preceding twelve-month period ending on such date.

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As used herein, “Available Cash Flow” means, for any fiscal period, the Companies’ EBITDA, minus the sum of Capital Expenditures (other than Capital Expenditures that were funded by purchase money indebtedness or from stock issuance), as determined as of the last day of any fiscal period for the immediately preceding twelve (12) months ending on said days.

As used herein, “EBITDA” means, for any fiscal period, the Companies’ net income (or loss) plus (to the extent deducted in determining such net income (or loss)) the sum of (i) all interest expense, including the interest component of any capital lease, (ii) any provision for federal, state, local and foreign income taxes, and (iii) depreciation and amortization expense, minus the sum (y) extraordinary non-operating income, and (z) any gain from non-recurring transactions, as determined as of the last day of any fiscal period for the immediately preceding twelve (12) months ending on said days.

As used herein, “Capital Expenditures” means, for any fiscal period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset.

As used herein, “Fixed Charges” means, for any fiscal period, the sum of (I) interest expense, including the interest component of any capital lease, (II) Current Maturities, (III) dividends and distributions to shareholders, and (IV) income taxes paid, all as determined as of the last day of any fiscal period for the immediately preceding twelve (12) months ending on said days.

As used herein, “Current Maturities” shall mean scheduled principal payments made on Indebtedness.

As used herein, “Indebtedness” means all liabilities, obligations, and indebtedness of the Companies, whether now or hereafter owing, arising, due or payable, including but not limited to (a) indebtedness in the nature of loans, overdrafts, letters of credit, capital leases, obligations under derivative contracts (including interest rate swaps) and guarantees of the obligations of third parties, and (b) all liabilities of any person secured by a lien on any of the Companies’ property.

(b)	Senior Funded Debt Ratio. Maintain a combined Senior Funded Debt Ratio (i) of not more than 2.75 to 1.00, calculated quarterly as of the last day of each fiscal quarter for the twelve (12) month period ending on (A) December 31, 2017, (B) March 31, 2018, and (C) June 30, 2018, and (ii) of not more than 2.50 to 1.00, calculated quarterly as of the last day of each fiscal quarter for the twelve (12) month period ending on (Y) September 30, 2018 and (Z) each fiscal quarter thereafter.

As used herein, “Senior Funded Debt Ratio” means the ratio of Indebtedness (less subordinated debt) to EBITDA, as determined for any fiscal period for the immediately preceding twelve-month period.

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6.10	Anti-Terrorism Laws. Borrower shall not, at any time, (a) directly or through any Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) directly or through any Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (c) directly or through any Affliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (d) fail to deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming the compliance of Borrower with this section.

6.11	Advances Not to Exceed Borrowing Base. Borrower shall not, at any time, allow the aggregate principal amount outstanding under the Revolving Note to exceed the maximum amount of principal available under the Borrowing Base. If, at any time, the aggregate principal amount outstanding under the Revolving Loan exceeds the maximum amount available to be advanced under the Borrowing Base, then Borrower shall immediately (and in no event later than the next Business Day) and without the necessity of any demand by Lender, pay to Lender an amount not less than the amount by which the principal balance outstanding exceeds the amount of borrowing available under the Borrowing Base.

SECTION 7. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following occurs:

(a)	Borrower fails to make any payment of the Obligations when due;

(b)	Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any Loan Document or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower;

(c)	Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay any of the Loans or perform its obligations under this Agreement or any Loan Document;

(d)	Any warranty, representation or other statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Agreement or any Loan Document (or in any instrument furnished in compliance with or in reference to this Agreement) is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time hereafter;

(e)	The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any bankruptcy, reorganization, insolvency or liquidation laws by or against Borrower;

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(f)	This Agreement or any Loan Document ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at ant time or for any reason;

(g)	Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan, including a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender;

(h)	Lender for any reason in good faith deems itself insecure with respect to the repayment or performance of the Obligations provided for herein;

(i)	Any change in ownership that causes Dr. Steven Tsengas or Konstantine S. Tsengas to cease to own, free and clear of all liens or encumbrances, at least 20% of the outstanding voting ownership interest of Borrower, on a fully diluted basis;

(j)	Any Borrower sells, transfers or disposes of all or substantially all of its assets or property or a material portion thereof, or merges with any other entity and is not the surviving entity in the merger, or engages in any form of corporate reorganization or recapitalization without the prior written consent of Lender;

(k)	The occurrence of a Material Adverse Effect, or Lender believes the prospect of payment or performance of the Obligations is impaired.

If any default, other than a default in payment on any Obligations, is curable and if Borrower has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such curable default: (1) cures the default within fifteen (15) days, or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

SECTION 8. REMEDIES.

Together with any and all other rights and remedies set forth in any and all now existing Loan Documents, if an Event of Default exists, Lender may, at its sole option, immediately:

(a)	declare the Obligations including without limitation the entire principal and all interest accrued on the Notes then outstanding to be accelerated and due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower, except as otherwise required by this Agreement or any Loan Document;

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(b)	take possession of the Collateral and remove same from its existing location(s) without further notice to or consent of Borrower; and store and/or dispose (by public sale or otherwise) of the Collateral at its then existing location(s) at no charge to Lender;

(c)	implement the Default Rate Margin and institute the Default Rate of interest as the applicable interest rate payable under the Notes and Loan Documents;

(d)	collect from Borrower all expenses associated with enforcing remedies hereunder including but not limited to reasonable attorneys’ fees, repossession, transportation, storage and remarketing expenses; or

(e)	assert any other remedies available to Lender at law or in equity (including, without limitation, any rights and remedies under the UCC).

No course of dealing on the part of Lender or Borrower, nor any delay or failure on the part of Lender or Borrower, to exercise any right shall operate as a waiver of such right or otherwise prejudice Lender’s rights, powers and remedies. Each and every right and remedy of Lender set forth in this Agreement, the Loan Documents and under law shall be cumulative. The exercise of any right or remedy shall not thereafter prevent the exercise of any other right or remedy in connection with the same or another Event of Default or the subsequent exercise of the same right or remedy in connection with any other Event of Default. No delay or omission of Lender to exercise any power or right under this Agreement or any Loan Document shall impair such power or right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any powers or right shall not preclude other or further exercise of any other power or right.

SECTION 9. INSURANCE.

9.1	Required Insurance.

(a)	Borrower shall maintain at all times on the Collateral, at Borrower’s expense, the following insurance coverages as shall be satisfactory to Lender (together, “Required Insurance”): (i) property insurance and/or equivalent vehicle physical damage insurance protecting the Collateral for its full replacement value, naming Lender as a loss payee on a “Lender’s Loss Payable” endorsement; (ii) general liability insurance and/ or equivalent vehicle liability insurance in amounts acceptable to Lender, naming Lender as an additional insured; and (iii) such other insurance coverages as Lender shall require in such amounts and against such risks as shall be satisfactory to Lender. Borrower further agrees that the property insurer must have an A.M. Best’s Key Rating of at least “B+”. Required Insurance may be available through an affiliate or agent of Lender, but Borrower shall not be required to use an affiliate or agent of Lender.

(b)	Required Insurance shall not have a deductible amount in excess of Ten Thousand Dollars ($10,000.00) or other policy limitations unsatisfactory to Lender without the express written consent of Lender. Borrower shall give Lender written notice of any alteration, cancellation, or other modification of the insurance policy for any Required Insurance within thirty (30) days after Borrower becomes aware of the same. Within five (5) days after the commencement date of this Agreement or of any subsequent written request from Lender, Borrower shall provide to Lender a certificate or other evidence satisfactory to Lender that Required Insurance coverage is in effect; provided, however that Lender shall be under no duty to ascertain as to the existence or adequacy of such insurance. The Required Insurance maintained by Borrower shall be primary without any right of contribution from insurance which may be maintained by Lender.

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(c)	Lender shall have the exclusive right, and Borrower hereby appoints Lender as Borrower’s attorney-in-fact (coupled with an interest), to make and settle any claims under, receive any payments on, and execute and endorse any documents, checks or drafts respecting to any Required Insurance (and proceeds therefrom) regarding the Collateral. In the event any proceeds of Required Insurance are paid or payable with respect to any unit of Collateral, such insurance proceeds shall be applied (at Lender’s option) toward: (i) the replacement, restoration or repair of such Collateral; or (ii) satisfaction of Borrower’s obligations hereunder.

(d)	Borrower agrees to give written notice to Lender within five (5) days as to any damage to, or loss of, the Collateral or material damage or personal injury caused by the Collateral. Borrower shall, at its own expense and cost, have the duty and responsibility to make all proofs of loss and take all other steps necessary to effect collections from underwriters for any loss under any of the Required Insurance policies. If the Collateral is to be subleased or used by others (subject to Lender’s prior written approval), a special insurance endorsement may be required by Lender to permit such use. If Borrower does not maintain Required Insurance, Lender may, in its sole discretion, but is not required to, obtain insurance from an insurer of Lender’s choosing in such forms and amounts as Lender deems reasonable to protect Lender’s interests after giving Borrower any notice required by applicable law. Such insurance may cover some or all of the risks required to be covered by Required Insurance as Lender shall determine, and Lender may elect to cover only itself and its insurable interests with respect to the Collateral and not name Borrower as insured or otherwise cover Borrower’s interests. Such insurance will not give Borrower any liability insurance coverage, will not meet the requirements of a state’s financial responsibility law, and may not separately insure Borrower’s interest in the Collateral. Borrower agrees to pay Lender periodic charges for such insurance (“Insurance Charges”) that include the following: a premium that may be higher than if Borrower maintained Required Insurance; interest up to 1.5% per month on any premium advances made by Lender or Lender’s agents or affiliates; and billing, servicing and processing fees of Lender or Lender’s agents or affiliates. Each of the Insurance Charges may generate a profit to Lender and Lender’s agents or affiliates. If Borrower fails to pay billed Insurance Charges within 30 days of their due date, Lender may, in its sole discretion, (i) pay the Insurance Charges by adding them to the balance of the Note, or by applying funds paid under the Note or debiting Borrower’s account under any previously authorized automatic payment or other authorization or (ii) cancel such insurance. Lender shall discontinue billing Insurance Charges upon receipt of evidence satisfactory to Lender of Required Insurance. Borrower agrees to arbitrate any dispute with Lender or Lender’s agents or affiliates regarding Required Insurance, insurance provided by Lender or Lender’s agents or Insurance Charges under the rules of the American Arbitration Association in Columbus, Ohio; provided however, such agreement does not authorize class arbitration.

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9.2	Application of Insurance Proceeds. Borrower shall promptly notify Lender of any loss or damage to the Collateral owned by them. Lender may make proof of loss if Borrower fails to do so within fifteen (15) days of the casualty. All proceeds of any insurance on the Collateral, including accrued proceeds thereon, shall be held by Lender as part of the Collateral. If Lender consents to repair or replacement of the damaged or destroyed Collateral, Lender shall, upon satisfactory proof of expenditure, pay or reimburse Borrower from the proceeds for the reasonable cost of repair or restoration. If Lender does not consent to repair or replacement of the Collateral, Lender shall retain a sufficient amount of the proceeds to pay all of the Obligations, and shall pay the balance to Borrower. Any proceeds which have not been disbursed within six (6) months after their receipt and which Borrower has not committed to the repair or restoration of the Collateral shall be used to prepay the Obligations.

9.3	Insurance Reports. Borrower, upon request of Lender, shall furnish to Lender reports or certificates on each existing policy of insurance showing such information as Lender may reasonably request including the following: (i) the name of the insurer; (ii) the risks insured; (iii) the amount of the policy; (iv) the property insured; (v) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (vi) the expiration date of the policy. In addition, Borrower shall upon request by Lender (however not more often than annually) have an independent appraiser satisfactory to Lender determine, as applicable, the cash value or replacement cost of the Collateral.

SECTION 10. MISCELLANEOUS.

10.1	Notices. All communications under this Agreement, the Notes or any of the Loan Documents executed pursuant hereto shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) by overnight express carrier, addressed to the addresses for each party contained herein or communicated hereafter in writing (using the address used for Borrower used for invoicing shall be deemed sufficient). Any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers.

10.2	Survival. All warranties, representations, and covenants made by Borrower herein, any Loan Document or on any certificate or other instrument delivered by Borrower or on Borrower’s behalf under this Agreement shall be considered to have been relied upon by Lender and shall survive the closing of the Loan regardless of any investigation made by Lender on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by Borrower.

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10.3	Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto (whether by operation of law or by agreement) except as provided for herein. Any or all of Lender’s rights and obligations under this Agreement (or any part thereof) and/or any or all of Lender’s rights and interest in the Collateral (or any part thereof), may be sold, assigned or pledged to a third party (“Assignee”) without notice to or the consent of Borrower, and Borrower agrees that any Assignee may enforce its rights independent of the rights of Lender or any other Assignee under this Agreement and the applicable Note. Borrower acknowledges that any such sale, assignment, or pledge of any or all of Lender’s rights and/or obligations hereunder and/or rights and interests in the Collateral shall not be deemed to materially change Borrower’s duties or obligations hereunder nor increase the burdens or risks imposed on Borrower for purposes of the UCC. No breach or default by Lender hereunder shall excuse the full and timely performance by Borrower of its obligations under this Agreement or any Note to Assignee of Lender. Borrower agrees to execute a written acknowledgment of the matters set forth herein in favor of (and to the satisfaction of such successor or assignee) upon request. BORROWER SHALL NOT, JOINTLY OR SEVERALLY, ASSIGN, TRANSFER, OR PLEDGE ANY RIGHT, INTEREST OR OBLIGATION UNDER THIS AGREEMENT (OR ANY PART THEREOF) OR ANY RIGHT OR INTEREST IN THE COLLATERAL (OR ANY PART THEREOF), NOR PERMIT THE COLLATERAL (OR ANY NOTE) TO BE SUBLEASED OR USED BY ANY PARTY OTHER THAN BORROWER AND ITS RESPECTIVE EMPLOYEES. ANY SUCH ASSIGNMENT, TRANSFER, PLEDGE, OR USE SHALL BE DEEMED A DEFAULT HEREUNDER. TO THE EXTENT THIS AGREEMENT OR ANY NOTE IS ASSIGNABLE OR ASSUMABLE BY OPERATION OF LAW WITHOUT THE CONSENT OF LENDER, IT IS AGREED THAT THIS AGREEMENT AND ALL NOTES MUST BE ASSIGNED AND ASSUMED TOGETHER IN THEIR ENTIRETY. For purposes of this Agreement, a change of control of the ownership of Borrower for any reason shall be considered an assignment of this Agreement (except that, pursuant to Section 6.2 above, it shall not be a change of control unless Dr. Steven Tsengas or Konstantine S. Tsengas shall cease to own, free and clear of all liens or encumbrances, at least 20% of the outstanding voting ownership interest of Borrower, on a fully diluted basis). At Lender’s sole discretion (and without notice to or consent of Borrower), Lender may sell a participation in this Agreement and any Note and may distribute information regarding Borrower and this Agreement to potential participants.

10.4	Amendment and Waiver. The Loan Documents may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Lender.

10.5	Counterparts: Interpretation, Effectiveness; Duplicate Originals. This Agreement and the Loan Documents constitute the entire agreement between the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any proposal. Delivery of an executed counterpart of a signature page of this Agreement and the Loan Documents by telecopy, facsimile or any other electronic format (e.g., .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement and the Loan Documents. Two or more duplicate originals of this Agreement and the Loan Documents may be signed by the parties, each of which shall be an original, but all of which together shall constitute one and the same instrument. Borrower hereby authorizes Lender to insert any missing factually correct information as necessary to complete this Agreement and the Loan Documents including, without limitation, the Effective Date of this Agreement and payment dates.

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10.6	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regards to its conflict of laws and further except to the extent any law, rule or regulation of the federal government of the United States of America may be applicable hereto, in which event such federal law, rule or regulation shall govern and control.

10.7	Lender’s Appointment as Attorney-in-Fact. Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as Borrower’s true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Lender’s own name, from time to time in Lender’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement. For purposes of filing liens against certificates of title, Borrower shall execute such additional Powers of Attorney as Lender may request.

10.8	Waiver of Jury Trial. The parties hereto acknowledge and agree that there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising between or among them, but that such right may be waived. Accordingly, the parties agree that, notwithstanding such constitutional right, in this commercial matter the parties believe and agree that it shall in their best interests to waive such right, and, accordingly, hereby waive such right to a jury trial, and further agree that the best forum for hearing any claim, dispute, or lawsuit, if any, arising in connection with this Agreement, the Loan Documents, or the relationship among the parties hereto, in each case whether now existing or hereafter arising, or whether sounding in contract or tort or otherwise, shall be a court of competent jurisdiction sitting without a jury.

10.9	Fees and Expenses. Upon Lender’s demand, Borrower agrees to pay all costs, expenses (including reasonable attorneys’ fees), and disbursements incurred by Lender on Borrower’s behalf (a) in all efforts made to enforce this Agreement, (b) in connection with preparing, modifying or amending this Agreement and the Loan Documents prepared in connection herewith, (c) in enforcing and foreclosing on Lender’s security interest in any Collateral or possession of any premises containing any Collateral, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Lender’s transactions with Borrower, or (e) in connection with any advice given to Lender with respect to its rights and obligations under this Agreement, any Loan Document and all related agreements. Expenses being reimbursed by Borrower under this section include costs and expenses incurred in connection with: (t) appraisals and insurance reviews; (u) environmental examinations and reports; (v) Field Exams and the preparation of reports based thereon; (w) the fees charged by a third party retained by Lender or the internally allocated fees for each Person employed by Lender with respect to each Field Exam; (x) taxes, fees and other charges for (i) lien and title searches and (ii) the recording of any mortgages, filing of any financing statements and continuations, and other actions to perfect, protect, and continue Lender’s security interests; (z) sums paid or incurred to take any action required of any Borrower under the Loan Documents that Borrower fails to pay or take; and (aa) forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral.

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10.10	Consent to Jurisdiction. The parties hereto, to the extent that they may lawfully do so, hereby consent to the jurisdiction of the courts of the State of Ohio and the United States Court for the Northern District of the State of Ohio, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising hereunder or under any other Loan Document or with respect to the transactions contemplated hereby or thereby, and expressly waive any and all objections they may have as to venue in any such courts. Borrower agrees that service shall be deemed given to Borrower if service is sent in accordance with and to the address disclosed herein.

10.11	Severability. Any provision of this Agreement, any Note or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.12	Headings; Rules of Construction. Any Article and Section headings in this Agreement or in any other Loan Document are included herein and therein for convenience of reference only and shall not constitute a part of this Agreement or of any other Loan Document and shall not affect the construction of, or be taken into consideration in the interpretation of this Agreement or any other Loan Document. No common law or other interpretation that documents are to be construed against the drafting party shall be applicable to the Loan Documents.

10.13	Waiver of Notice. Borrower hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

10.14	Delay. No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Event of Default.

10.15	Miscellaneous. Whenever the context so requires, reference herein or in any other Loan Document to the masculine gender shall include the feminine gender or in either case the neuter and vice versa; and the singular shall include the plural and vice versa. Upon the occurrence of an Event of Default, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final), except in dedicated payroll accounts, at any time held and other obligations at any time owing by Lender to or for the credit or the account of Borrower against any of and all of the Obligations of Borrower now or hereafter existing under any Note, this Agreement or otherwise held by Lender, irrespective of whether or not Lender shall have made any demand under any Note or this Agreement, but only to the extent such Obligations are then due and payable. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have at law or under other Loan Documents. To the extent permitted by applicable law, Borrower shall not assert, and hereby waive, any claim against Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, including, without limitation, any Loan Document, the Loan or the use of the proceeds thereof. Without limiting any other waivers set forth in the Loan Documents, all sums due under the Loan, the Loan Documents and hereunder shall be without notice of acceptance, presentment, notice of dishonor, protest, notice of protest and relief from valuation and appraisement laws.

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10.16	Interest Limitation. All Notes and all Loan Documents between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations evidenced hereby, the Notes or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, loaning or detention of the Obligations evidenced hereby, the Notes or otherwise exceed the maximum permissible under applicable law. This provision shall control every other provision of all agreements between Borrower and Lender and shall be binding upon and available to any subsequent holder of the Notes.

10.17	INDEMNIFICATION OF LENDER. BORROWER SHALL INDEMNIFY LENDER AND HOLD LENDER HARMLESS AGAINST ANY AND ALL LIABILITIES (INCLUDING ANY AND ALL TAXES AND SPECIAL ASSESSMENTS LEVIED AGAINST THE COLLATERAL, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, ATTORNEYS’ FEES, COSTS, EXPENSES, AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST LENDER, IN ANY WAY RELATING TO, OR ARISING OUT OF, THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, OR THE OWNERSHIP AND/OR OPERATION OF THE COLLATERAL (INCLUDING, BUT IN NO WAY LIMITED TO, ENVIRONMENTAL PROTECTION AGENCY OR STATE ENVIRONMENTAL AGENCY ACTIONS AND/OR ACTIONS UNDER CERCLA AND/OR ANY OTHER TYPE OF ENVIRONMENTAL ACTION OF ANY KIND WHATSOEVER BY ANY PERSON OR GOVERNMENTAL ENTITY RELATED TO THE COLLATERAL, TO THE EXTENT THAT ANY SUCH INDEMNIFIED LIABILITIES RESULT, DIRECTLY OR INDIRECTLY, FROM ANY CLAIMS MADE OR ACTIONS, SUITS, OR PROCEEDINGS COMMENCED BY OR ON BEHALF OF ANY PERSON OTHER THAN LENDER; PROVIDED THAT LENDER SHALL NOT HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR ITS OWN INTENTIONAL OR WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR BAD FAITH. IN THIS CONNECTION, LENDER AGREES TO NOTIFY BORROWER OF ANY SUCH LEGAL ACTIONS, SUITS, OR PROCEEDINGS AND TO PERMIT BORROWER TO PARTICIPATE IN THE DEFENSE THEREOF IF BORROWER PROVIDES ADEQUATE SECURITY, IN LENDER’S JUDGMENT, FOR BORROWER’S INDEMNIFICATION OBLIGATIONS. THE RIGHTS OF LENDER UNDER THIS SECTION AND ALL OTHER INDEMNITIES RUNNING FOR THE BENEFIT OF LENDER IN THE LOAN DOCUMENTS SHALL SURVIVE THE REPAYMENT AND PERFORMANCE OF THE OBLIGATIONS FOR THE MAXIMUM PERIOD PERMITTED BY LAW.

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10.18	BORROWER IDENTIFICATION - USA PATRIOT ACT NOTICE; OFAC AND BANK SECRECY ACT. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”) and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower such other information that will allow the Lender to identify Borrower in accordance with the Act. In addition, Borrower shall (i) ensure that no Person who owns a controlling interest or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar list maintained by the Office of Foreign Assets Control (“OFAC”), the Department of Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute of Executive Order relating thereto, and (iii) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations as amended.

10.19	CONFESSION OF JUDGMENT. BORROWER AUTHORIZES ANY ATTORNEY AT LAW TO APPEAR IN ANY COURT OF RECORD IN THE STATE OF OHIO OR IN ANY OTHER STATE OR TERRITORY OF THE UNITED STATES OF AMERICA AFTER THE LOAN EVIDENCED BY THIS AGREEMENT BECOMES DUE, WHETHER BY ACCELERATION OR OTHERWISE, TO WAIVE THE ISSUING AND SERVICE OF PROCESS, AND TO CONFESS JUDGMENT AGAINST BORROWER IN FAVOR OF LENDER FOR THE AMOUNT THEN APPEARING DUE ON THIS AGREEMENT, TOGETHER WITH COSTS OF SUIT, AND THEREUPON TO WAIVE ALL ERRORS AND ALL RIGHTS OF APPEAL AND STAYS OF EXECUTION. BORROWER WAIVES ANY CONFLICT OF INTEREST THAT AN ATTORNEY HIRED BY LENDER MAY HAVE IN ACTING ON BORROWER’S BEHALF IN CONFESSING JUDGMENT AGAINST BORROWER WHILE SUCH ATTORNEY IS RETAINED BY LENDER. BORROWER EXPRESSLY CONSENTS TO SUCH ATTORNEY ACTING FOR BORROWER IN CONFESSING JUDGMENT AND TO SUCH ATTORNEYS’ FEE BEING PAID BY LENDER OR DEDUCTED FROM THE PROCEEDS OF COLLECTION OF THE NOTES OR COLLATERAL SECURITY THEREFOR.

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IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

LENDER:

THE HUNTINGTON NATIONAL BANK,
a national banking association

By:
Name:
Title:

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WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

OurPct’s Company, a Colorado corporation

By:	/s/ Steven Tsengas
Steven Tsengas, its President

WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

Virtu Company, an Ohio corporation

By:	/s/ Steven Tsengas
Steven Tsengas, its President

[Signatures continue on following page]

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WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

SMP Company, Incorporated, an Ohio corporation

By:	/s/ Steven Tsengas
Steven Tsengas, its President

WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

OurPet’s DISC, Inc., an Ohio corporation

By:	/s/ Steven Tsengas
Steven Tsengas, its President

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